Exhibit 10.1
AMENDMENT NO. 2 TO
AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
MORGANS GROUP LLC
THIS AMENDMENT NO. 2 TO AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF MORGANS GROUP LLC (this “Amendment”), dated as of September 15, 2011 and effective as of October 15, 2009, is entered into by Morgans Hotel Group Co., a Delaware corporation, as managing member (the “Managing Member”) of Morgans Group LLC (the “Company”).
WHEREAS, the Company was formed by the filing of a certificate of formation with the Secretary of State of the State of Delaware on October 25, 2005 by an authorized person of the Company;
WHEREAS, on October 25, 2005, Morgans Hotel Group LLC, a Delaware limited liability company, as the sole initial member of the Company, entered into the initial Limited Liability Company Agreement of the Company (the “Original Operating Agreement”);
WHEREAS, the Original Operating Agreement was amended and restated as of February 17, 2006, by an Amended and Restated Limited Liability Company Agreement of Morgans Group LLC, entered into by and among the Managing Member and the Persons named as Non-Managing Members on the signature pages thereto, and such agreement was further amended by Amendment No. 1 to the Amended and Restated Limited Liability Company Agreement of Morgans Group LLC, dated April 4, 2008 (as so amended, the “Agreement”);
WHEREAS, the Managing Member entered into a Securities Purchase Agreement, dated October 15, 2009, with Yucaipa American Alliance Fund II, L.P. and Yucaipa American Alliance (Parallel) Fund II, L.P. (collectively, the “Investors”), pursuant to which the Managing Member agreed, among other things, to issue a newly created series of capital stock designated as “Series A Preferred Securities”;
WHEREAS, the Managing Member issued and sold 75,000 shares of such Series A Preferred Securities to the Investors on October 15, 2009; and
WHEREAS, pursuant to the authority granted to the Managing Member under Sections 4.2(b) and 14.1(b)(2) of the Agreement, the Managing Member desires to amend the Agreement (i) to establish a new class of preferred Membership Units, to be entitled Series A Preferred Units (the “Series A Preferred Units”), and to set forth the voting powers, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations and restrictions of such Series A Preferred Units, which are substantially similar to those of the Series A Preferred Securities, and (ii) to make certain other changes to the Agreement, cure certain ambiguities, and supplement certain provisions thereof pursuant to the authority granted to the Managing Member under Section 14.1(b)(4) of the Agreement.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the Managing Member hereby amends the Agreement, effective as of October 15, 2009, as follows:
1. The exhibit attached to this Amendment as Attachment 1 is hereby added to the Agreement as Exhibit E thereto.
2. Article I of the Agreement is hereby amended as follows:
(a) By adding the following defined term after the definition of “Debt”:
“Deemed Value of the Membership Interest” means, as of any date with respect to any class or series of Membership Interests—
(a) with respect to the class of Membership Interests corresponding to the Common Shares, (i) the total number of Class A Units corresponding to such class of Membership Interests issued and outstanding as of the close of business on such date (excluding any treasury shares) multiplied by the Value of one Common Share on such date;
(b) with respect to any class or series of Membership Interests that is entitled to a preference as compared to the class of Membership Interests corresponding to Common Shares, (i) the stated liquidation preference or value of one Unit of such class or series of Membership Interests provided in the instrument establishing such class or series of Membership Interests (unless otherwise provided in such instrument) multiplied by (ii) the total number of Units of such class or series then outstanding; and
(c) with respect to any class or series of Membership Interests not described in paragraph (a) or (b) above, (i) the amount that a holder of one Unit of such class or series would receive if each of the assets of the Company were to be sold for its fair market value on the date with respect to which the determination is being made, the Company were to pay all of its outstanding liabilities, and the remaining proceeds were to be distributed to the Members in accordance with the terms of this Agreement multiplied by (ii) the total number of Units of such class or series then outstanding. Such amount in clause (i) shall be determined by the Managing Member, acting in good faith and based upon a commercially reasonable estimate of the amount that would be realized by the Company if each asset of the Company (and each asset of each partnership, limited liability company, trust, joint venture or other entity in which the Company owns a direct or indirect interest) were sold to an unrelated purchaser in an arms’ length transaction where neither the purchaser nor the seller were under economic compulsion to enter into the transaction (without regard to any discount in value as a result of the Company’s minority interest in any property or any illiquidity of the Company’s interest in any property). Any determination of Value made by the Managing Member shall be conclusive and binding for all purposes hereof absent manifest error.

(b) By amending the definition of “Membership Unit” to read in its entirety as follows:
“Membership Unit” or “Unit” means a fractional, undivided share of a class or series of Membership Interests and includes Class A Units, Series A Preferred Units and Units of any other classes or series of Membership Interests established after the date hereof. The number of Units outstanding and the Percentage Interests in the Company represented by each class of Units are set forth in Exhibit A, as such Exhibit may be amended from time to time.”
(c) By amending the definition of “Percentage Interest” to read in its entirety as follows:
“Percentage Interest” means, as to a Member holding a Membership Interest of any class or series issued hereunder, its interest in such class or series, determined by dividing the Membership Units of such class or series owned by such Member by the total number of Membership Units of such class or series then outstanding as specified in Exhibit A attached hereto, as such exhibit may be amended from time to time, multiplied by the aggregate Percentage Interest allocable to such class or series of Membership Interests. For such time or times as the Company shall at any time have outstanding more than one class or series of Membership Interests, the Percentage Interest attributable to each class of Membership Interests shall be equal to a fraction, the numerator of which is the Deemed Value of the Membership Interest of such class or series and the denominator of which is equal to the Deemed Value of the Membership Interests for all outstanding classes and series.”
(d) By amending the defined term “Membership Unit Economic Balance” to read “Class A Economic Balance”.
3. Section 4.2 of the Agreement is hereby supplemented by adding the following paragraphs after Section 4.2(e):
“(f) The Managing Member shall maintain the information set forth in Exhibit A to the LLC Agreement, as such information shall change from time to time, in such form as the Managing Member deems appropriate for the conduct of the Company’s affairs, and Exhibit A shall be deemed amended from time to time to reflect the information so maintained by the Managing Member, whether or not a formal amendment to the Agreement has been executed amending such Exhibit A. In addition to the designation of Series A Preferred Units, such information shall reflect (and Exhibit A shall be deemed amended from time to time to reflect) the issuance of any additional Membership Units or LTIP Units of any class or series to the Managing Member or any other Person, the transfer of Membership Units and the redemption of any Membership Units, all as contemplated herein.”
4. Article IV of the Agreement is hereby supplemented by adding after Section 4.6 the following section:
“Section 4.7. Series A Preferred Units. The Company is authorized to issue an additional class of preferred Membership Units to the Managing Member entitled “Series A Preferred Units” (the “Series A Preferred Units”). Series A Preferred Units shall have the voting powers, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations and restrictions set forth in Exhibit E hereto.”

5. Clauses (i) and (ii) in the first sentence of Section 5.1 shall be amended to read in their entirety as follows:
“(i) first, to holders of Units of any class or series of Membership Interests that is entitled to any preference in distribution shall be made in accordance with the rights of such class or series of Membership Interests to holders of such Units on the applicable record date established for the distribution to such class or series of Membership Interests (and, within such class or series, to each holder thereof pro rata in proportion to its respective Percentage Interests in such class or series on such record date); and (ii) thereafter, to holders of Class A Units and Units of any other class or series of Membership Interests that are not entitled to any preference in distribution shall be made, to the extent there is any distributable amount remaining after the payment of distributions in respect of any classes or series of Membership Interests entitled to a preference in distribution in accordance with the foregoing clause (i), in accordance with the terms of such class or series as set forth in this Agreement or otherwise established by the Managing Member pursuant to Section 4.2(a) or 4.2(b) to holders of such Units on the record date established for the distribution to each such class or series of Membership Interests (and, within each such class, to each holder thereof pro rata in proportion to its respective Percentage Interests in such class or series on such record date).”
6. Section 6.1 of the Agreement is hereby deleted and replaced with the following:
“Section 6.1 Allocations For Capital Account Purposes Other than the Taxable Year of Liquidation. For purposes of maintaining the Capital Accounts and in determining the rights of the Members among themselves, the Company’s items of income, gain, loss and deduction (computed in accordance with Section 4.4) shall be allocated among the Members in each taxable year (or portion thereof) as provided herein below.
(a) Net Income. After giving effect to the special allocations set forth in Sections 6.2 and 6.3 below, Net Income shall be allocated:
(1)	first, to the holders of any class or series of Membership Units that are entitled to any preference upon liquidation until the cumulative Net Income allocated under this clause (1) equals the cumulative Net Losses allocated to such Members under Section 6.1(b)(3);

(2)	second, to the holders of any class or series Membership Units that are entitled to any preference in distribution in accordance with the rights of any other class or series of Membership Units until each such Membership Unit has been allocated, on a cumulative basis pursuant to this clause (2), Net Income equal to the amount of distributions payable that are attributable to the preference of such class or series of Membership Units whether or not paid (and, within such class or series, pro rata in proportion to their respective Percentage Interests as of the last day of the period for which such allocation is being made); and

(3)	third, with respect to any class or series of Membership Units that are not entitled to any preference in distribution or with respect to which distributions are not limited to any preference in distribution, pro rata to each such class in accordance with the terms of such class (and, within such class or series, pro rata in proportion to the respective Percentage Interests as of the last day of the period for which such allocation is being made).
(b) Net Losses. After giving effect to the special allocations set forth in Sections 6.2 and 6.3 below, Net Losses shall be allocated:
(1)	first, to the holders of Membership Units, in proportion to, and to the extent that, their share of the Net Income previously allocated pursuant to Section 6.1(a)(3) exceeds, on a cumulative basis, the sum of (a) distributions with respect to such Membership Units pursuant to clause (ii) of Section 5.1 and (b) Net Losses allocated under this clause (1);
(2)	second, with respect to any class or series of Membership Units that is not entitled to any preference in distribution upon liquidation, pro rata to each such class or series in accordance with the terms of such class or series (and, within such class, pro rata in proportion to the respective Percentage Interests as of the last day of the period for which such allocation is being made); provided, however, that Net Losses shall not be allocated to any Member pursuant to this Section 6.1(b)(2) to the extent that such allocation would cause such Member to have an Adjusted Capital Account Deficit (or increase any existing Adjusted Capital Account Deficit) (determined in each case of a Member who also holds a class or series of Membership Units that is entitled to any preferences in distribution upon liquidation, by subtracting from such Members’ Adjusted Capital Account the amount of such preferred distribution to be made upon liquidation) at the end of such taxable year (or portion thereof); and
(3)	third, with respect to any class or series of Membership Units that is entitled to any preference in distribution upon liquidation, in reverse order of the priorities of each such class or series (and within each such class or series, pro rata in proportion to their respective Percentage Interests as of the last day of the period for which such allocation is being made); provided, however, that Net Losses shall not be allocated to any Member pursuant to this Section 6.1(b)(3) to the extent that such allocation would cause such Member to have an Adjusted Capital Account Deficit (or increase any existing Adjusted Capital Account Deficit) at the end of such taxable year (or portion thereof).

(c) Nonrecourse Liabilities. For purposes of Regulations Section 1.752-3(a), the Members agree that Nonrecourse Liabilities of the Company in excess of the sum of (i) the amount of Partnership Minimum Gain and (ii) the total amount of Nonrecourse Built-in Gain shall be allocated among the Members in the manner determined by the Managing Member, provided that such allocation shall be permissible under Regulations Section 1.752-3.
(d) Gains. Any gain allocated to the Members upon the sale or other taxable disposition of any Company asset shall to the extent possible, after taking into account other required allocations of gain pursuant to Section 6.3 below, be characterized as Recapture Income in the same proportions and to the same extent as such Members have been allocated any deductions directly or indirectly giving rise to the treatment of such gains as Recapture Income, all in such a manner consistent with Regulations Section 1.1245-1.”
7. Section 6.3(a) of the Agreement is hereby deleted and replaced with the following:
“(a) Special Allocations With Respect to LTIP Units. After giving effect to the special allocations set forth in the following provisions of this Section 6.3, but before giving effect to the allocations set forth in Section 6.1(a), any Liquidating Gains shall first be allocated to the LTIP Unitholders until the Economic Capital Account Balances of such Holders, to the extent attributable to their ownership of LTIP Units, are equal to (i) the Class A Unit Economic Balance, multiplied by (ii) the number of their LTIP Units. The “Economic Capital Account Balances” of the LTIP Unitholders will be equal to their Capital Account balances, plus the amount of their shares of any Partner Minimum Gain or Partnership Minimum Gain, in either case to the extent attributable to their ownership of LTIP Units. Similarly, the “Membership Unit Economic Balance” shall mean (i) the Capital Account balance of the Managing Member, plus the amount of the Managing Member’s share of any Partner Minimum Gain or Partnership Minimum Gain, in either case to the extent attributable to the Managing Member’s ownership of Membership Units and computed on a hypothetical basis after taking into account all allocations through the date on which any allocation is made under this Section 6.3(a), divided by (ii) the number of the Managing Member’s Class A Units. Any such allocations shall be made among the LTIP Unitholders in proportion to the amounts required to be allocated to each under this Section 6.3(a). The parties agree that the intent of this Section 6.3(a) is to make the Capital Account balance associated with each LTIP Unit economically equivalent to the Capital Account balance associated with the Managing Member’s Class A Units (on a per-unit basis).”
8. The following sections, subsections, exhibits and sentences are hereby amended by replacing each occurrence of the term “Membership Unit” or “Membership Units,” as described below, with “Class A Unit” or “Class A Units” as appropriate:
(a)	Section 4.2(d);

(b)	Section 4.2(e)(1), 4.2(e)(2), 4.2(e)(3) and 4.2(e)(7);

(c)	Section 4.5;

(d)	Section 4.6;

(e)	Section 7.3(d);

(f)	Section 7.5(b);

(g)	Section 7.6(c);

(h)	Section 11.2(c);

(i)	Section 11.2(d);

(j)	Section 13.2;

(k)	Section 14.1;

(l)	Section 14.2;

(m)	the third occurrence of the term in Section 14.3(ii);

(n)	the first full paragraph of Section 14.3;

(o)	the last sentence of Section 14.3; and

(p)	Exhibits B, C and D.
9. Section 13.2(a) is hereby supplemented by adding the following clause after clause (2) and renumbering clause (3) as clause (4):
“(3) Third, to the holders of any class or series of Membership Interests that are entitled to any preference in distribution upon liquidation, in accordance with the rights of any such class or series of Membership Interests (and, within each such class or series, to each holder thereof pro rata in proportion to its respective Percentage Interest in such class or series); and”
10. Section References. Section references in this Amendment refer to sections of the Agreement.
11. Certain Capitalized Terms. All capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings assigned to them in the Agreement.
12. Severability. If any term or other provision of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms and provisions of this Amendment shall remain in full force and effect and shall in no way be effectively impaired or invalidated.
13. Full Force and Effect. Except as expressly amended hereby, the Agreement shall remain in full force and effect.
[SIGNATURES APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the undersigned has executed this Amendment No. 2 as of the date first set forth above.

MORGANS HOTEL GROUP CO., as Managing Member of Morgans Group LLC
By:	/s/ Richard Szymanski
	Name:	Richard Szymanski
	Title:	Chief Financial Officer and Secretary

Exhibit E
DESIGNATION OF THE PREFERENCES, CONVERSION
AND OTHER RIGHTS, VOTING POWERS,
QUALIFICATIONS, LIMITATIONS, AND RESTRICTIONS
OF THE
SERIES A
PREFERRED UNITS
OF MORGANS GROUP LLC
The Series A Preferred Units (the “Series A Preferred Units”) shall have the following voting powers, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations and restrictions:
Section 1. Definitions. In addition to those terms defined in the Agreement, the following capitalized terms used in this Exhibit E shall have the respective meanings set forth below:
“Board Trigger Event” has the meaning set forth in the Series A Preferred Securities Certificate of Designations.
“Class A Units” shall have the meaning ascribed thereto in Section 4.2(a) of the Agreement.
“Distribution Payment Date” shall have the meaning set forth in Section 2(a) hereof.
“Distribution Rate” means (i) prior to the fifth anniversary of the Original Issue Date, a per annum rate of 8%, (ii) during the period on and after the fifth anniversary date of the Original Issue Date to the day immediately preceding the seventh anniversary date of the Original Issue Date, a per annum rate of 10%, and (iii) at any time on and after the seventh anniversary of the Original Issue Date, a per annum rate of 20%; provided, that, during the continuance of a Board Trigger Event, the Distribution Rate under each of clause (i), (ii) or (iii), as applicable, shall be increased by 4% per annum.
“Junior Units” means the Class A Units, the LTIP Units, and any other class or series of Membership Units of the Company (other than the Series A Preferred Units) the terms of which expressly provide that it ranks junior to Series A Preferred Units either or both as to the payment of dividends and/or as to the distribution of assets on any liquidation, dissolution or winding up of the Company.
“Original Issue Date” means October 15, 2009.
“Parity Units” means any class or series of Membership Units of the Company (other than Series A Preferred Units and the Junior Units) the terms of which do not expressly provide that such class or series will rank senior or junior to Series A Preferred Units as to dividend rights and/or as to rights on any liquidation, dissolution or winding up of the Company (in each case without regard to whether distributions accumulate cumulatively or non-cumulatively).

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“Series A Preferred Securities Certificate of Designations” shall mean the Certificate of Designations of Series of Preferred Stock Designated as Series A Preferred Securities of Morgans Hotel Group Co., as it may be amended from time to time.
“Series A Preferred Securities” shall mean the Series A Preferred Securities, par value $0.01 per share, of the Managing Member as designated pursuant to the Series A Preferred Securities Certificate of Designations.
“Series A Preferred Units” shall have the meaning set forth in the first paragraph of this Exhibit E.
Section 2. Distributions.
(a) Rate. The Managing Member, in its capacity as the holder of the outstanding Series A Preferred Units, shall be entitled to receive, on each Series A Preferred Unit, cumulative cash distributions with respect to each Distribution Period (as defined below) at a rate per annum equal to the Distribution Rate on (i) the amount of $1,000 per Series A Preferred Unit and (ii) the amount of accumulated and unpaid dividends on such Series A Preferred Unit. Such distributions begin to accumulate and be cumulative from the Original Issue Date, shall compound on each Distribution Payment Date and shall be payable in arrears (as provided below in this Section 2(a)), but only if, as and when dividends on the Series A Preferred Securities are declared by the Board of Directors or a duly authorized committee of the Board of Directors of the Managing Member on each January 15, April 15, July 15 and October 15 (each, a “Distribution Payment Date”), commencing on January 15, 2010; provided, that, if any such Distribution Payment Date would otherwise occur on a day that is not a Business Day, any distribution payable on Series A Preferred Units on such Distribution Payment Date shall instead be payable on the immediately succeeding Business Day, and no additional distributions will accumulate as a result of that postponement. Distributions payable on the Series A Preferred Units in respect of any Distribution Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of distributions payable on the Series A Preferred Units on any date prior to the end of a Distribution Period, and for the initial Distribution Period, shall be computed on the basis of a 360-day year consisting of twelve 30-day months, and actual days elapsed over a 30-day month.
Each distribution period (a “Distribution Period”) shall commence on and include a Distribution Payment Date (other than the initial Distribution Period, which shall commence on and include the Original Issue Date) and shall end on and include the calendar day immediately preceding the next Distribution Payment Date. Distributions payable in respect of a Distribution Period shall be payable in arrears on the first Distribution Payment Date after such Distribution Period.
The Managing Member, in its capacity as the holder of Series A Preferred Units, shall not be entitled to any distributions, whether payable in cash, securities or other property, other than distributions (if any) declared and payable on the Series A Preferred Units as specified in this Section 2 (subject to the other provisions of this Exhibit E).

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(b) Priority of Distributions. So long as any Series A Preferred Units remain outstanding, no distributions shall be declared or paid on the Class A Units or any other Junior Units (other than distributions payable solely in Class A Units or Junior Units), and no Class A Units, Junior Units or Parity Units shall be purchased, redeemed or otherwise acquired for consideration by the Company, directly or indirectly during a Distribution Period, unless all accumulated and unpaid distributions for all past completed Distribution Periods, including the latest completed Distribution Period (including, if applicable, distributions on such amount as provided in Section 2(a) above), on all outstanding Series A Preferred Units have been declared and paid in full (or declared and a sum sufficient for the payment thereof has been set aside in trust for the benefit of the Managing Member, in its capacity as the holder of Series A Preferred Units, on the applicable record date). The foregoing limitation shall not apply to (i) redemptions, purchases or other acquisitions of Class A Units or other Junior Units by the Company pursuant to the terms of or in connection with the administration in the ordinary course of business of any employee benefit or management incentive compensation plan of the Managing Member or the Company or any of its subsidiaries, (ii) any distributions of rights or Junior Units in connection with a stockholders’ rights plan of the Managing Member or any redemption or repurchase of rights pursuant to any such stockholders’ rights plan; (iii) the acquisition by the Managing Member, the Company or any of its subsidiaries of record ownership in Junior Units or Parity Units for the beneficial ownership of any other persons (other than the Corporation, the Company or any of its subsidiaries), including as trustee or custodians; and (iv) the exchange or conversion of Junior Units for or into other Junior Units or of Parity Units for or into other Parity Units (with the same or lesser aggregate liquidation amount) or Junior Units.
(c) The Company shall not permit any subsidiary of the Company to redeem, purchase or otherwise acquire for value, or set apart money for any sinking fund for the purpose thereof, any Class A Units or any other Junior Units unless the Company is permitted, pursuant to the immediately preceding paragraph, to so redeem, purchase or otherwise acquire such Class A Units or any other Junior Units at such time and in such manner.
(d) When distributions are not paid (or declared and a sum sufficient for payment thereof set aside for the benefit of the holders thereof on the applicable record date) on any Distribution Payment Date (or, in the case of Parity Units having distribution payment dates different from the Distribution Payment Dates, on a distribution payment date therefor falling within a Distribution Period related to such Distribution Payment Date) in full upon the Series A Preferred Units and any Parity Units, all distributions declared on the Series A Preferred Units and all such Parity Units and payable on such Distribution Payment Date (or, in the case of Parity Units having distribution payment dates different from the Distribution Payment Dates, on a distribution payment date therefor falling within the Distribution Period related to such Distribution Payment Date) shall be declared pro rata so that the respective amounts of such distributions declared shall bear the same ratio to each other as all accumulated and unpaid distributions per Unit on the Series A Preferred Units (including, if applicable, distributions on such amount as provided in Section 2(a) above) and all Parity Units payable on such Distribution Payment Date (or, in the case of Parity Units having distribution payment dates different from the Distribution Payment Dates, on a distribution payment date therefor falling within the Distribution Period related to such Distribution Payment Date) bear to each other.

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(e) Subject to the foregoing, the Managing Member, in its capacity as the holder of Series A Preferred Units, shall not be entitled to participate in any distributions (payable in cash, securities or other property) that are paid on any Units (other than the Series A Preferred Units), including Class A Units and other Junior Units, from time to time.
Section 3. Liquidation Rights.
(a) Voluntary or Involuntary Liquidation. In the event of any liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, the Managing Member, in its capacity as the holder of Series A Preferred Units, shall be entitled to receive for each Series A Preferred Unit, out of the assets of the Company or proceeds thereof available for distribution to holders of Membership Units, and after satisfaction of all liabilities and obligations to creditors of the Company, before any distribution of such assets or proceeds is made to or set aside for the holders of Class A Units and any other Membership Units ranking junior to the Series A Preferred Units as to such distribution, payment in full in an amount equal to the sum of (i) $1,000 per Unit and (ii) the amount of any accumulated and unpaid distributions thereon (including, if applicable, distributions on such amount as provided in Section 2(a) above), whether or not declared, to the date of payment.
(b) Partial Payment. If, in any distribution described in Section 3(a) above, the assets of the Company or proceeds thereof are not sufficient to pay the Liquidation Preferences (as defined below) in full to the Managing Member, in its capacity as the holder of Series A Preferred Units, and all holders of any Membership Units ranking equally with the Series A Preferred Units as to such distribution, the amounts paid to the Managing Member, in its capacity as holder of Series A Preferred Units, and to the holders of all such other Membership Units shall be paid pro rata in accordance with the respective aggregate Liquidation Preferences of the Managing Member, in its capacity as holder of Series A Preferred Units, and the holders of all such other Membership Units. In any such distribution, the “Liquidation Preference” of any holder of Membership Units shall mean the amount otherwise payable to such holder (other than in respect of Junior Units) in such distribution (assuming no limitation on the assets of the Company available for such distribution), including an amount equal to any declared but unpaid distributions (and, in the case of any holder of Membership Units, including the Series A Preferred Units, on which distributions accumulate on a cumulative basis, an amount equal to any accumulated and unpaid distributions (including, if applicable, distributions on such amount as provided in Section 2(a) above), whether or not declared, as applicable), provided, that, the Liquidation Preference for any Series A Preferred Units shall be determined in accordance with Section 3(a) above.
(c) Residual Distributions. If the Liquidation Preference has been paid in full to the Managing Member, in its capacity as the holder of Series A Preferred Units, and the corresponding amounts payable with respect of any other Membership Units in the Company ranking equally with Series A Preferred Units as to distributions has been paid in full, the holders of Class A Units and any other Membership Units in the Company ranking junior to the Series A Preferred Units as to distributions shall be entitled to receive all remaining assets of the Company (or proceeds thereof) according to their respective rights and preferences.

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(d) Merger or Consolidation Not Liquidation. For purposes of this Section 3, the merger or consolidation of the Company with any other corporation or other entity, including a merger or consolidation in which the Managing Member, in its capacity as holder of Series A Preferred Units, receives cash, securities or other property for its Series A Preferred Units, or the sale, lease or exchange (for cash, securities or other property) of all or substantially all of the assets of the Company, shall not constitute a liquidation, dissolution or winding up of the Company.
Section 4. Redemption. In the event that the Managing Member redeems or purchases any shares of Series A Preferred Securities in accordance with the terms of the Series A Preferred Securities Certificate of Designations, the Company shall concurrently redeem an equivalent number of Series A Preferred Units for consideration equal (in amount and form) to the consideration payable by the Managing Member upon such redemption or purchase. Any Series A Preferred Units so redeemed may be reissued to the Managing Member at such time as the Managing Member re-issues a corresponding number of shares of Series A Preferred Securities so redeemed or purchased, in exchange for the contribution by the Managing Member to the Company of the proceeds of such reissuance.
Section 5. No Other Conversion or Redemption Rights. The Series A Preferred Units are not convertible into or redeemable or exchangeable for any other property or securities of the Company or the Managing Member, except as provided in Section 4 hereof.
Section 6. Voting Rights. Except as required by applicable law, the Managing Member, in its capacity as the holder of the Series A Preferred Units, shall have no voting rights.
Section 7. Restriction on Ownership. The Series A Preferred Units shall be owned and held solely by the Managing Member.
Section 8. General.
(a) The rights of the Managing Member, in its capacity as the holder of the Series A Preferred Units, are in addition to and not in limitation of any other rights or authority of the Managing Member in any other capacity under the Agreement or applicable law. In addition, nothing contained in this Exhibit E shall be deemed to limit or otherwise restrict the authority of the Managing Member under the Agreement, other than in its capacity as the holder of the Series A Preferred Units.
(b) Anything herein contained to the contrary notwithstanding, the Managing Member shall take all steps that it determines are necessary or appropriate (including modifying the foregoing terms of the Series A Preferred Units) to ensure that the Series A Preferred Units (including, without limitation the redemption and conversion terms thereof) permit the Managing Member to satisfy its obligations (including its obligations to make dividend payments on the Series A Preferred Securities) with respect to the Series A Preferred Securities, it being the intention that the terms of the Series A Preferred Units shall be substantially similar to the terms of the Series A Preferred Securities.

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